Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

GoodRx Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	99,983,317(1)	$6.83(2)	$682,886,055.11	0.0001476	$100,793.98

	Total Offering Amounts					$682,886,055.11		$100,793.98

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$100,793.98

(1)

Represents shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of GoodRx Holdings, Inc. (the “Company”) that are issuable upon the exchange of Class B common stock, par value $0.0001 per share, of the Company, and that may be offered and sold from time to time by selling securityholders to be identified in a subsequent prospectus supplement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A Common Stock offered hereby also include an indeterminate number of additional shares of Class A Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share of Class A Common Stock registered hereunder is based on the average of the high and low prices of the Class A Common Stock as reported on The Nasdaq Global Select Market on April 2, 2023, which date is a date within five business days prior to the filing of this registration statement.